Exhibit 99

VIA NET.WORKS ANNOUNCES AGREEMENT TO ACQUIRE

CONTINENTAL EUROPE OPERATIONS OF PSINET EUROPE

•                  Enhances managed services portfolio, especially in hosting

•                  Increases annualized revenue run-rate to over $110 million

•                  Continues progress towards profitability, maintaining positive cash position

AMSTERDAM and LONDON, 9th August 2004 — VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE) today announced that it has entered into definitive agreements with PSINet Europe BV, which is controlled by the Israel Corporation Limited (TASE: ILCO), under which VIA would acquire the continental Europe operations of PSINet Europe.  The transaction, which is expected to close within 10 days, furthers progress in transforming VIA’s business and its stated goals to:

•                  increase the share of its revenues generated by hosting services

•                  generate positive cash flows from its operation, and

•                  only pursue transactions that are accretive and which have a beneficial impact on the company’s cash usage

Scope of Transaction

In the transaction, VIA will acquire PSINet Europe operations in Belgium, France, Germany, the Netherlands and Switzerland.  PSINet Europe’s U.K. operations are not part of the acquisition, nor are its headquarters and central functions. The acquired parts of PSINet Europe provide managed hosting, managed networks and monitored access services to more than 4,000 customers on mainland Europe.

PSINet Europe, which was established as an independent subsidiary of PSINet Inc. in 1997, was acquired in 2002 by a consortium led by Israel Corporation.  Since that acquisition, PSINet Europe has undergone significant restructuring and rationalization.  The five country operations being acquired by VIA have annualized EBITDA-positive revenues of about €34 million (U.S. $42 million).  VIA said it anticipates that the positive cash flows generated by the acquired operations, plus the expected cost savings to be achieved by the integration of the two groups, would “pay” for the transaction within about three years.

Under the terms of the deal, VIA will pay total consideration for the shares and inter-company debt of the PSINet Europe companies as follows:

•                  €10 million in cash (approximately $12.2 million) at closing

•                  €2 million (approximately $2.5 million), subject to adjustments for any deficit in the agreed working capital balance, to be paid in the fourth quarter 2004

•                  €6 million (approximately $7.4 million) in cash or, at the option of the sellers, 4.5 million shares of VIA common stock, 15 months after closing, subject to any final adjustments

Transaction Rationale

“This is the right deal, at the right time, for VIA,” stated Rhett Williams, VIA’s Chief Executive Officer. “On a pro forma basis and before synergies, the combined company will have revenues in excess of $110 million, fewer than 600 employees, gross margins in excess of 55% and a revenue mix of approximately 30% hosting, 55% access and 15% other managed services, such as VPNs and security.  In addition, the acquisition will support our strategic objective of achieving profitability, as well as supporting the development of our Industry Solutions, VIA Express and Amen channels.”

Michael McTighe, VIA’s Chairman, stated that the acquisition represents a very important opportunity for VIA.  “The combination of the two groups is a compelling transaction, both strategically and financially,” he said.  “The PSINet Europe operations to be acquired support and enhance VIA’s business model and strategy, as well as our financial metrics, such as cash flow break-even.”

“We are delighted to complete this transaction as it was clear to us throughout our discussions that VIA was the best partner for PSINet’s mainland European business,” stated Gilad Shivat, a principal in Israel Corporation and Chairman of PSINet Europe.

Key Benefits

As well as the enhancements in VIA’s presence, revenue run-rate and revenue mix, the territorial overlap in some of the markets provides significant opportunities for operational, product and sales related synergies.

VIA expects to realize cost-related synergies of over $4 million (approximately €3.2 million) annually, after completion of the integration, which is expected to be substantially complete within six months of closing. The synergies would consist of savings through headcount reductions, network costs, G&A expenses and the combination of back-office functions. It is expected that the operational synergies will be actioned in the fourth quarter of 2004 and that the financial results will begin to be reflected in the first quarter of 2005.

VIA aims to provide customers with an enhanced offering in each of its existing markets. During the integration process, VIA will seek to combine the product portfolios of both companies and enhance product features and functionality.

Integration Management

Recognizing that many mergers and acquisitions sometimes fall short of expectations due to poor integration, VIA has taken aggressive steps to ensure the success of this process. As a first step, VIA has appointed Dennis Roth to head up the project. He is a highly experienced former senior executive at AT&T with a successful track record in planning, building, directing and executing a broad range of pan-European business communications activities. He leads a dedicated team to ensure that all the identified synergies, benefits and objectives are achieved.

The integration plan will focus immediately on the organizational structure of the combined corporation, as well as back office systems, network operations systems, web interfaces, product platforms, operational processes, and sales and marketing programs. During the integration process, particular care will be taken to maintain the quality of service expected by PSINet Europe customers, with a view to introducing further enhancements once integration is complete.

The successful completion of the agreement and execution of the synergies will give VIA a much sounder financial foundation.  “With an annualized revenue run rate of more than $110 million and an improved product mix, we are better positioned to reach our cash flow break-even and other goals,” stated Rhett Williams.  “We are using our cash and other resources prudently to reposition our company at this time. We continue to explore and evaluate additional acquisition and divestment opportunities to further the company’s strategic goals, particularly to improve our operational performance and margins.”

Second Quarter Earnings Call Rescheduled

VIA is also announcing in a separate release today that its conference call to discuss second quarter results, which was scheduled for Wednesday, August 11, at 8:45 a.m. EDT, will now take place on Friday, August 13, at 8:45 a.m. EDT.  The company said the conference call will focus on second quarter results, as well as the VIA-PSINet Europe transaction.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. With the acquisition of the European hosting company, AMEN SAS, the combined Group serves more than 200,000 customers. The Group’s comprehensive portfolio of business communications services includes hosting, security, connectivity, networks, voice and professional services. Through its solutions, partnerships and focused Industry Solutions and VIA Express sales channels, VIA is in a unique position to deliver long- term value-added services to its many customers and reseller partners. For further information, please visit our website: http://www.vianetworks.com

About PSINet Europe BV

PSINet Europe BV is a leading provider of IP based communication services to large and medium sized European companies. Delivering Internet business solutions, value-added services and complex managed IP solutions, PSINet Europe’s portfolio is complemented by its independently-owned and managed IP-only switched network. Additionally, six state-of-the-art data centres are located in key centres across Europe.

Investor Contact:	Media Contact:
Mike Geczi	Piers Schreiber
Tel: +1 212 994 9813	Tel:	+31 20 502 0026
Email: mgeczi@apcoworldwide.com	Cell:	+31 65 535 8087
Email: pschreiber@vianetworks.com

Note to Investors:

Statements in this press release regarding VIA’s business that are not historical facts, including but not limited to statements regarding expected benefits from the acquisition of the PSINet Europe businesses and expectations of reaching the point of cash flow break even, are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ from those contained in the forward- looking statements. Factors that could cause or contribute to such differences include greater than anticipated costs associated with integrating the PSINet Europe businesses and systems into the VIA group; undisclosed liabilities which may result in additional costs and distraction of key management; delays in executing certain cost cutting measures, which could adversely impact the timing of expected cost reduction benefits; unanticipated loss of key PSINet Europe or VIA personnel and customers as a result of the change of control, which might result in increased costs and lost revenue opportunities; and other risk factors listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the quarter ended June 30, 2004 to be filed with the SEC on or about 12 August 2004. By making these forward-looking statements, VIA undertakes no obligation to update these statements for revisions or changes after the date of this release.